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Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series A Junior Participating Preferred Stock Purchase Rights)
of
ENGELHARD CORPORATION
at
$37.00 NET PER SHARE
by
IRON ACQUISITION CORPORATION
an indirect wholly owned subsidiary of
BASF AKTIENGESELLSCHAFT

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, FEBRUARY 6, 2006, UNLESS THE OFFER IS EXTENDED

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY BASF AKTIENGESELLSCHAFT ("PARENT") OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF ENGELHARD CORPORATION (THE "COMPANY") ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (III) ANY APPLICABLE APPROVAL UNDER COUNCIL REGULATION (EC) NO. 139/2004 OF 20 JANUARY 2004, HAVING BEEN OBTAINED, (IV) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE COMPANY'S BOARD OF DIRECTORS HAS REDEEMED THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS") ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF OCTOBER 1, 1998, BETWEEN THE COMPANY AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS RIGHTS AGENT, OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND (V) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED FOR PURPOSES OF ARTICLE SEVENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION ("ARTICLE SEVENTH"), OR THAT THE PROVISIONS OF ARTICLE SEVENTH ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        PARENT AND PURCHASER INTEND TO CONTINUE TO SEEK TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER, AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE RIGHT TO RECEIVE THE CONSIDERATION NEGOTIATED BY PARENT, PURCHASER AND THE COMPANY.

IMPORTANT

        Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. The associated Rights are currently evidenced by the certificates representing the Shares, and, by tendering Shares, a stockholder will also tender the associated Rights. If the Distribution Date (as defined in Section 3(a) of the Rights Agreement) occurs prior to the expiration of the Offer, stockholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

        A stockholder who desires to tender Shares and whose certificates evidencing such Shares (and, if applicable, associated Rights) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

January 9, 2006

SUMMARY TERM SHEET

        Iron Acquisition Corporation, an indirect, wholly owned subsidiary of BASF Aktiengesellschaft, is offering to purchase all outstanding shares of common stock, par value $1.00 per share, of Engelhard Corporation (together with the associated Series A Junior Participating Preferred Stock purchase rights) for $37.00 net per share in cash (subject to applicable withholding taxes), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  We are Iron Acquisition Corporation, a newly formed Delaware corporation and an indirect wholly owned subsidiary of BASF Aktiengesellschaft. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8.

  •
  BASF Aktiengesellschaft is a stock corporation organized under the laws of the Federal Republic of Germany. BASF Aktiengesellschaft is a transnational chemical company, and its product range includes high-performance products, including chemicals, plastics, coatings systems, dispersions, agricultural products, fine chemicals as well as crude oil and natural gas. BASF Aktiengesellschaft and its 159 consolidated subsidiaries have customers in more than 160 countries and operate production sites in 41 countries. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  •
  We are seeking to purchase all the issued and outstanding shares of common stock, par value $1.00 per share, and the associated Series A Junior Participating Preferred Stock purchase rights of Engelhard Corporation. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  •
  We are offering to pay $37.00 per share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" and Sections 1 and 5.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  We are not obligated to purchase any shares of Engelhard common stock unless there have been validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares of Engelhard common stock that, when added to the shares of Engelhard common stock already owned by BASF Aktiengesellschaft or any of its subsidiaries, shall constitute a majority of the then outstanding shares of Engelhard common stock on a fully diluted basis. See Sections 1 and 14.

  •
  We are not obligated to purchase any shares unless prior to the expiration of the offer (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated, (ii) any applicable approval under the Council Regulation (EC) No. 139/2004 of 20 January 2004 has been obtained, (iii) we are satisfied, in our sole discretion, that Engelhard Corporation's Board of Directors has redeemed the Series A Junior Participating Preferred Stock purchase rights or that the rights have been invalidated or are otherwise inapplicable to the offer and the merger and (iv) we are satisfied, in our sole discretion, that the offer and the merger have been approved by the Board of Directors of Engelhard Corporation for purposes of Article Seventh of Engelhard Corporation's Restated Certificate of Incorporation or that the provisions of Article Seventh of Engelhard Corporation's Restated Certificate of Incorporation are otherwise inapplicable to the offer and the merger. These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  •
  Yes. BASF Aktiengesellschaft will provide us with the funds necessary to purchase the shares in the offer. The offer is not conditioned upon any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  No. BASF Aktiengesellschaft will provide us with the funds necessary to purchase the shares in the offer from cash on hand or through the issuance of commercial paper. We have been organized solely in connection with this offer and have not carried on any activities other than in connection with this offer. Because the form of payment consists solely of cash that will be provided to us by Parent and because of the lack of any relevant historical information concerning us, we do not think our financial condition is relevant to your decision to tender in the offer. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have at least until 12:00 midnight, New York City time, on Monday, February 6, 2006, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  We may, without the consent of Engelhard Corporation, but subject to applicable law, extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied. In addition, we may extend the offer for a subsequent offering period of not less than three business days nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform The Bank of New York, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

        To tender your shares in the offer, you must:

  •
  complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary as set forth in Section 3;

  •
  tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  •
  if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after March 9, 2006. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF ENGELHARD CORPORATION THINK OF THE OFFER?

  •
  Engelhard Corporation's Board of Directors has not approved this offer and has advised Engelhard stockholders to take no action with respect to the offer. Within 10 business days after the date of this Offer to Purchase, Engelhard Corporation is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See the "Introduction."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept for payment and pay for at least the number of shares that, when added to shares already owned by BASF Aktiengesellschaft or any of its subsidiaries, shall constitute a majority of the outstanding shares on a fully diluted basis, we will merge with and into Engelhard Corporation. If the merger occurs, Engelhard Corporation will become an indirect wholly owned subsidiary of BASF Aktiengesellschaft, and each issued and then outstanding share (other than any shares held in the treasury of Engelhard Corporation, or owned by BASF Aktiengesellschaft, Purchaser or any of BASF Aktiengesellschaft's other subsidiaries and any shares held by Engelhard stockholders properly seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $37.00 per share, in cash (or any greater amount per share paid pursuant to the offer), without interest (subject to applicable withholding taxes). See the "Introduction."

IF A MAJORITY OF SHARES ARE TENDERED, WILL ENGELHARD CORPORATION CONTINUE AS A PUBLIC COMPANY?

  •
  If the merger occurs, Engelhard Corporation will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the shares, and Engelhard Corporation may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you had tendered your shares in the offer.

  •
  If you decide not to tender your shares in the offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the shares, and Engelhard Corporation may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. If we purchase shares in the offer, it is our current intention to cause the merger to occur. See Section 13.

  •
  Following the offer, it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On December 30, 2005, the last full trading day before we announced our intention to make an offer for all of the outstanding shares of common stock of Engelhard Corporation, the last reported closing price per share reported on the New York Stock Exchange was $30.15 per share. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You can call Innisfree M&A Incorporated, the Information Agent, at (877) 750-5837 (toll-free from the U.S. and Canada) or 00-800-7710-9971 (toll-free from Europe) or Lehman Brothers Inc., the Dealer Manager, at (888) 610-5877. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Engelhard Corporation:

INTRODUCTION

        Iron Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of BASF Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Engelhard Corporation, a Delaware corporation (the "Company"), and the associated Series A Junior Participating Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of October 1, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), for $37.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Lehman Brothers Inc., which is acting as Dealer Manager for the Offer (the "Dealer Manager"), The Bank of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

        The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or other similar business combination with Purchaser or another direct or indirect subsidiary of Parent (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or the Company and Shares held by stockholders of the Company who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law ("Delaware Law")) shall be canceled and converted automatically into the right to receive $37.00 per Share, in cash (or any greater amount per Share paid pursuant to the Offer), without interest (subject to applicable withholding taxes).

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO SHARES ALREADY OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE RIGHTS)) (THE "MINIMUM CONDITION"), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"), (III) ANY APPLICABLE APPROVAL UNDER COUNCIL REGULATION (EC) NO. 139/2004 OF 20 JANUARY 2004 (THE "EU MERGER REGULATION") HAVING BEEN OBTAINED (THE "EU MERGER REGULATION CONDITION"), (IV) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE

COMPANY'S BOARD OF DIRECTORS HAS REDEEMED THE RIGHTS OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE "RIGHTS CONDITION"), AND (V) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED FOR PURPOSES OF ARTICLE SEVENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION ("ARTICLE SEVENTH") OR THAT THE PROVISIONS OF ARTICLE SEVENTH ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE "ARTICLE SEVENTH CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        Parent and Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer, and the Shares would, upon consummation of the Merger, be converted into the right to receive the consideration negotiated by Parent, Purchaser and the Company.

        As of the date of this Offer to Purchase, the Company's Board of Directors has not approved the Offer and has advised the stockholders of the Company to take no action with respect to the Offer. Within 10 business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the Securities and Exchange Commission (the "Commission")) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

        Parent has made efforts to negotiate a transaction with the Company's Board of Directors (the "Board"). Parent has indicated to the Company that its team is prepared to meet with the Company team to see whether the Company can demonstrate value in addition to that discernible from the publicly available information that might enable Purchaser to increase the price that it proposes to pay for the Company by as much as $1.00 per Share. To date, all of these efforts have been rebuffed. If the Board continues to refuse to negotiate with Parent, Parent currently intends to (a) deliver to the Company a notice indicating its intention to nominate for election at the Company's 2006 Annual Meeting of Stockholders, which is required by the Company's Bylaws to be held on May 4, 2006 (the "Annual Meeting"), individuals selected by Parent (the "Annual Meeting Nominees") to serve as Class I directors of the Company and (b) solicit written consents of the Company's stockholders to (i) amend the Company's Bylaws to expand the size of the Board and provide that any newly created vacancies on the Board shall be filled by the stockholders of the Company and (ii) fill the newly created vacancies on the Board with individuals selected by Parent (the "Consent Nominees"). The resolutions that will be contained in the consent solicitation are collectively referred to herein as the "Stockholder Consent Resolutions." See Section 13. If the consent solicitation is successful and all or any of the Consent Nominees are elected to fill the newly created vacancies, Parent will seek to have the appropriate number of such newly elected directors nominated for re-election to the Board at the Annual Meeting. Under Delaware Law, the Restated Certificate of Incorporation of the Company (the "Company Certificate of Incorporation") and the Company's Bylaws, adoption of any of the Stockholder Consent Resolutions would require the consent of the holders of a majority of the outstanding Shares entitled to vote, and election of the Annual Meeting Nominees at the Annual Meeting would require a plurality of the votes cast by stockholders holding Shares entitled to vote in the election of directors present in person or represented by proxy at the Annual Meeting. If the Board continues to refuse to negotiate with Parent, Purchaser currently intends to file solicitation materials with the Commission to solicit from stockholders approval of the Stockholder Consent Resolutions and proxies in favor of the Annual Meeting Nominees.

        Purchaser believes that its Annual Meeting Nominees and Consent Nominees, subject to fulfillment of the fiduciary duties that they would have as directors of the Company, would consider taking action to remove certain obstacles to the stockholders of the Company determining whether to accept the Offer or otherwise consummate the Offer and the Merger, including taking action to (i) redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), which would satisfy the Rights Condition, (ii) satisfy the Article Seventh Condition and (iii) seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and the Merger. Accordingly, election of the Nominees and adoption of the Stockholder Consent Resolutions could allow the stockholders of the Company to determine whether to accept the Offer and could expedite the prompt consummation of the Offer and the Merger if the current Board continues to refuse to negotiate with Parent.

        THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, THE COMPANY'S STOCKHOLDERS. ANY SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

        According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as of October 31, 2005, there were 119,906,559 Shares outstanding, and, according to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Company 10-K"), as of December 31, 2004, there were 10,916,180 Shares issuable under outstanding stock options and stock units. Purchaser currently owns 100 Shares, which were recently acquired in an open market transaction. Based on the foregoing and assuming that (i) no Shares are issued or acquired by the Company after October 31, 2005 (other than as described in clause (iii) below), (ii) no options were granted or expire after December 31, 2004 and (iii) all 10,916,180 Shares subject to issuance under the Company's stock option and other equity award programs are issued at or prior to the consummation of the Offer, there would be 130,822,739 Shares outstanding immediately following consummation of the Offer, and, as a result, the Minimum Condition would be satisfied if Purchaser acquired 65,411,270 Shares in addition to the 100 Shares it already owns.

        Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date (as defined below). See Section 1.

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under Delaware Law, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   1.     Terms of the Offer; Expiration Date.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight,

New York City time, on Monday, February 6, 2006, unless and until Purchaser shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

        The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition, the HSR Condition, the EU Merger Regulation Condition, the Rights Condition and the Article Seventh Condition. Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right to waive any such condition, other than the HSR Condition, the EU Merger Regulation Condition and the condition set forth in clause (b) under Section 14, in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

        Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

        As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock, you are automatically tendering the same number of Rights. However, the Rights Agreement provides that ten calendar days after the first public announcement of an intention to commence a tender offer, or such later date as may be fixed by the Board, the Rights shall detach and separate certificates evidencing the Rights will be issued by the Rights Agent as soon as practicable thereafter. If such date occurs prior to the expiration of the Offer, tendering stockholders will be required to deliver Rights certificates with their Common Stock. See Section 7.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. If, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer, and, if, at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

        Although Purchaser does not currently intend to do so, Purchaser may elect to provide a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire on the next business day after the previously scheduled Expiration Date.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Purchaser is making a request to the Company for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

  2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

        In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a

"Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 and, if the Distribution Date occurs prior to the expiration of the Offer, certificates for Rights (or a Book-Entry Confirmation of a book-entry transfer of such Rights, if available), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3.     Procedures for Accepting the Offer and Tendering Shares.

        In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates (including, if the Distribution Date occurs prior to the expiration of the Offer, certificates for the Rights) evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii)
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three

    New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

        In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing the Letter of Transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        Backup Withholding.    Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Merger. In order to prevent backup withholding with respect to payments to certain stockholders for Shares sold pursuant to the Offer or cash received pursuant to the Merger, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

  4.     Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 9, 2006. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

  5.     Material U.S. Federal Income Tax Consequences.

        The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the U.S. federal income tax consequences to a Holder that, for U.S. federal income tax purposes, is a non-resident alien individual, a non-U.S. corporation, a non-U.S. partnership or a non-U.S. estate or trust and does not consider the effect of any state, local, non-U.S. or other tax laws.

        EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares tendered pursuant to the Offer or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. For certain non-corporate Holders (including individuals), long-term capital gains generally are subject to preferential rates of U.S. federal income tax. There are limitations on the deductibility of capital losses under the Code.

        Payments in connection with the Offer or Merger may be subject to "backup withholding" at a rate of 28% unless a Holder (i) provides a correct TIN (which, for an individual Holder, is the Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and, in either case, otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

  6.     Price Range of Shares; Dividends.

        The Shares are listed and principally traded on the NYSE under the symbol "EC" as well as on the Frankfurt, Berlin-Bremen, Stuttgart, Munich, and XETRA Stock Exchanges and Company depositary receipts are listed on the SWX Swiss Exchange. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service and the amount of cash dividends paid per Share according to published financial sources and the Company's filings with the Commission.

Shares Market Data

	High	Low	Dividends
2004
First Quarter	$30.29	$26.66	$0.11
Second Quarter	32.31	27.55	0.11
Third Quarter	32.72	26.63	0.11
Fourth Quarter	30.98	26.49	0.11
2005:
First Quarter	$30.82	$28.64	$0.12
Second Quarter	31.37	27.68	0.12
Third Quarter	29.96	27.35	0.12
Fourth Quarter	31.11	26.80	0.12
2006:
First Quarter (through January 6, 2006)	$39.81	$29.91	$–

        On December 30, 2005, the last full trading day prior to the announcement of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $30.15. On January 6, 2006, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $38.42. According to the Company 10-K, as of March 1, 2005, the number of holders of record of the Shares was 4,571.

        Stockholders are urged to obtain a current market quotation for the Shares.

   7.     Certain Information Concerning the Company.

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Purchaser and Parent have relied upon the accuracy of such information included in publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information.

        General.    According to the Company 10-K, the Company is a Delaware corporation with its principal executive offices located at 101 Wood Avenue, Iselin, NJ 08830. The telephone number of the

Company is (732) 205-5000. According to the Company 10-K, the Company develops, manufactures and markets value-adding technologies based on surface and materials science and provides its technology segments, their customers and others with precious and base metals and related services. The Company has manufacturing facilities, mineral reserves and other operations in Asia, the European Community, North America, the Russian Federation, South Africa and Brazil. The Company's businesses are organized into four segments—Environmental Technologies, Process Technologies, Appearance and Performance Technologies and Materials Services.

        Preferred Stock Purchase Rights.    The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 1 to the Company's registration statement on Form 8-A filed with the SEC on October 29, 1998.

        On October 1, 1998, the Board declared a dividend of one Right to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock ("Series A Preferred Stock") for each outstanding share of Common Stock. The dividend was payable on November 13, 1998, and the Rights issued were registered with the Commission on October 29, 1998.

        The Rights will not be evidenced by separate certificates until the earlier of (i) ten days after the Shares Acquisition Date or (ii) ten calendar days (or such later date as may be determined by action of the Board before a person or group becomes an Acquiring Person) following the commencement or first public announcement of an intention to commence a tender offer or exchange offer that would result in such person or group becoming the beneficial owner of shares of voting stock of the Company having 15% or more of the aggregate voting power of all outstanding voting stock of the Company (an "Acquiring Person"). The earlier of the dates referred to in clauses (i) and (ii) above is the "Distribution Date." For purposes of the Rights Agreement, the "Shares Acquisition Date" means the date on which a person or group becomes an Acquiring Person.

        As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the record holders of Common Stock on the Distribution Date. The Rights are not exercisable until the Distribution Date. The Rights will expire on October 1, 2008, unless earlier redeemed or exchanged by the Company.

        If the Distribution Date occurs prior to the expiration of the Offer, stockholders will be required to tender one associated Right for each share of Common Stock tendered in order to effect a valid tender of such share of Common Stock either by delivering to the Depositary a Rights Certificate for each share of Common Stock tendered in the Offer or a Book-Entry Confirmation of a book-entry transfer of a Right, if available, in each case in accordance with the provisions of Section 3.

        After the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $100 per Right (as adjusted from time to time in accordance with the terms of the Rights Agreement, the "Purchase Price"), one one-thousandth of one share of the Series A Preferred Stock. In the event that any person becomes an Acquiring Person (other than as a result of a merger or consolidation or the sale or transfer of 50% or more of the Company's assets or earning power), each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will immediately become void) will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the Purchase Price. In the event that, after the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (other than Rights beneficially owned by the Acquiring Person), shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

        At any time after a person becomes an Acquiring Person, the Board may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of

Common Stock per Right (subject to adjustment). At any time on or prior to the close of business on the tenth calendar day following the Shares Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), whereupon the right to exercise the Rights will terminate.

        The Purchase Price payable, and the number of shares of Series A Preferred Stock issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company. Any of the provisions of the Rights Agreement may be amended by the Board prior to the earlier of the Distribution Date and the Shares Acquisition Date. After the earlier to occur of the Distribution Date and the Shares Acquisition Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

        Purchaser and Parent believe that, under the circumstances of the Offer and under applicable law, the Board has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), and Purchaser is hereby requesting that the Board do so. However, there can be no assurance that the Board will redeem the Rights (or amend the Rights Agreement).

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

  8.     Certain Information Concerning Purchaser and Parent.

        General.    Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 100 Campus Drive, Florham Park, NJ 07932, and the telephone number is (973) 245-6000. Purchaser is an indirect, wholly owned subsidiary of Parent.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

        Parent is a stock corporation organized under the laws of the Federal Republic of Germany with its principal executive offices located at Carl Bosch Strasse 38, D-67056 Ludwigshafen, Federal Republic of Germany. The telephone number of Parent is (+49) 621-60-48002. Parent is a transnational chemical company and its product range includes high-performance products, including chemicals, plastics, coatings systems, dispersions, agricultural products, fine chemicals as well as crude oil and natural gas. Parent and its 159 consolidated subsidiaries have customers in more than 160 countries and operate production sites in 41 countries. The principal trading market for Parent's ordinary shares is the Frankfurt Stock Exchange. Parent's ordinary shares are also traded on the other German stock exchanges, namely Berlin- Bremen, Düsseldorf, Hamburg, Hanover, Munich and Stuttgart. In addition, Parent's ordinary shares are traded on the London and Swiss stock exchanges. Since June 7, 2000, American Depositary Receipts, each representing one Parent ordinary share, have been traded on the NYSE under the trade symbol "BF".

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and the members of the management and supervisory boards of Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to the Offer of Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Purchaser currently owns 100 Shares, all of which were acquired in an ordinary brokerage transaction by Parent on December 6, 2005 at a price of $29.80 per Share and were subsequently contributed through a wholly owned subsidiary of Parent to Purchaser on December 23, 2005. The Shares owned by Purchaser represent less than one percent of the 119,906,559 Shares outstanding at October 31, 2005. Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

        Except as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

  9.     Financing of the Offer and the Merger.

        The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $4.9 billion. Parent will provide Purchaser with such funds from cash on hand or through the issuance of commercial paper. The Offer is not conditioned upon any financing arrangements.

  10.   Background of the Offer; Contacts with the Company.

        During the past two years, there have been purchases and sales of goods in the ordinary course of business between Parent and its subsidiaries on the one hand and the Company and its subsidiaries on the other hand.

        On December 14, 2005, Dr. Jürgen Hambrecht, Chairman of the Board of Executive Directors of Parent, called Mr. Barry W. Perry, Chairman and Chief Executive Officer of the Company, and proposed that they meet in person to discuss a matter of importance to both companies. Dr. Hambrecht and Mr. Perry agreed to meet on December 21, 2005.

        On December 21, 2005, Dr. Hambrecht met with Mr. Perry at the Company's headquarters in Iselin, New Jersey. During the meeting, Dr. Hambrecht outlined the value to each of Parent and the Company and their respective stockholders, customers and employees of an acquisition of the Company by Parent. Dr. Hambrecht indicated that Parent's strong preference was to enter into a negotiated transaction but Parent had considered all options available to it. Mr. Perry and Dr. Hambrecht then had a discussion concerning the price being offered by Parent. Dr. Hambrecht left a letter with Mr. Perry containing specific details of Parent's proposal to acquire the Company for $37.00 per Share. Dr. Hambrecht and Mr. Perry agreed to further discuss the matter by telephone no later than December 27, 2005. Mr. Perry indicated that he would try to contact the members of the Board to discuss the results of his meeting with Dr. Hambrecht.

        On December 23, 2005, Dr. Hambrecht sent Mr. Perry a fax confirming the details of their prior meeting and asking if Mr. Perry would be available to speak with him on December 27, 2005.

        On December 26, 2005, Mr. Perry called Dr. Hambrecht to indicate that he had discussed Parent's proposal with his entire management team and that he had called a meeting of the Board for later that week. Mr. Perry indicated that he would inform Dr. Hambrecht of the Board's response following the meeting.

        On December 27, 2005, Dr. Hambrecht sent Mr. Perry a fax requesting that Mr. Perry inform Dr. Hambrecht of the Board's response to Parent's proposal by the close of business Central European Time (CET) on December 30, 2005.

        On December 30, 2005, Mr. Perry called Dr. Hambrecht. Mr. Perry indicated that the Board had met earlier in the day to discuss Parent's proposal and had concluded that they were not interested in a sale of the Company to Parent at a price of $37.00 per Share. Mr. Perry stated, however, that the Board would consider the sale of the Company at an acceptable pre-emptive price. Dr. Hambrecht responded that Parent had thoroughly evaluated the publicly available information on the Company in arriving at its proposed price of $37.00 per Share. Dr. Hambrecht went on to indicate that Parent may be prepared to raise its price if the Company were to disclose to Parent information that demonstrated a higher value for the Company. Mr. Perry responded that publicly available information supported a higher price and that the Board had refused to hold further meetings with, or provide any information to, Parent unless Parent first submitted an acceptable preemptive proposal. Mr. Perry did not indicate what price the Board would consider acceptable. Dr. Hambrecht responded that Parent was unable to increase the offer price without first identifying additional value and suggested a meeting with members of the Company's management to provide to Parent additional information supporting a higher value for the Company's business. Mr. Perry stated that he would discuss Dr. Hambrecht's request with the Board.

        On December 31, 2005, Mr. Perry called Dr. Hambrecht. Mr. Perry indicated that, following their telephone conversation on December 30, 2005, Mr. Perry had spoken with all but one member of the Board, and each had maintained the position that Parent would need to substantially increase its proposed price per Share before the Board would permit a meeting or any due diligence. Mr. Perry mentioned several areas of the Company's business that the Board believes support a higher price, as well as Citigroup's revised share target price of $38.00 per Share released on December 22, 2005. Dr. Hambrecht again requested a meeting with the Company to receive additional information supporting a higher value of the Company's business. Dr. Hambrecht further stated that publicly available information did not justify a substantial increase in Parent's proposed price, and Parent would consider all of its available options. Mr. Perry requested that Parent reconsider its position. Dr. Hambrecht agreed to call Mr. Perry on January 2, 2006.

        On January 2, 2006, Dr. Hambrecht called Mr. Perry. Dr. Hambrecht stated that Parent's Board of Executive Directors and advisors had discussed the areas of the Company's business mentioned by Mr. Perry but had concluded that Parent's offer of $37.00 per Share was fair and compelling to the Company's stockholders. Dr. Hambrecht further stated that while Parent would prefer to enter into a negotiated transaction with the Company, Parent would continue to consider all of its available options. Dr. Hambrecht also indicated that Parent would be prepared to increase its proposed price by as much as $1.00 per Share, provided that (a) the Company provide information supporting such an increase at a due diligence meeting to occur no later than January 5, 2006 and (b) Mr. Perry advise Dr. Hambrecht no later than 7:00 a.m. CET on January 3, 2006 whether the Board was willing to provide such information. Mr. Perry and Dr. Hambrecht then discussed certain logistics of a meeting if it were to occur. Mr. Perry asked Dr. Hambrecht what price Parent would offer if it were to make its proposal public. Dr. Hambrecht indicated that it would be $37.00 per Share.

        At 10:35 p.m. CET on January 2, 2006, Mr. Perry called Dr. Hambrecht and informed him that the Board did not consider $38.00 per Share to be sufficiently compelling to enter into discussions with, or disclose information to, Parent. Mr. Perry indicated that exclusive discussions between the Company and Parent would be conditioned on Parent offering a significantly higher per Share price. Mr. Perry and Dr. Hambrecht then had a discussion concerning the range of prices that might be sufficiently compelling to the Board to cause them to enter into negotiations with Parent. Dr. Hambrecht and Mr. Perry agreed to reconsider their positions and to have a final phone call at noon CET the next day.

        At noon CET on January 3, 2006, Dr. Hambrecht called Mr. Perry and stated that Parent believed that it had two options: to make an offer directly to the Company's stockholders or to negotiate a transaction with the Company. He indicated that Parent was prepared to make an offer directly to the Company's stockholders in the very near future. Dr. Hambrecht asked Mr. Perry whether Mr. Perry believed there was a chance to discuss a transaction on the basis of a price of $38.00 per Share. Mr. Perry responded that the Board had been clear and that a significantly higher price would be required in order to discuss a transaction. Dr. Hambrecht asked Mr. Perry what price would be required for the Board to accept a negotiated transaction, and Mr. Perry responded that the Board had never discussed numbers. Dr. Hambrecht again asked what final price would be acceptable to the Board for a negotiated transaction. Mr. Perry responded that the range of prices he had previously described would be sufficient but that he would have to consult with the Board and would require approximately three hours to respond to Dr. Hambrecht. Dr. Hambrecht agreed and requested the delivery of a realistic proposal from the Company by 3:00 pm CET.

        At 3:10 p.m. CET on January 3, 2006, Dr. Hambrecht called Mr. Perry and asked whether any decision had been made. Mr. Perry explained that the Board's fiduciary duties did not permit it to enter into exclusive negotiations absent a formal decision, so he would be unable to indicate a final price at that time. Mr. Perry indicated that he was confident that if Parent were to provide an indication of a significantly higher price in the range he had previously mentioned, the Board would probably agree to initiate negotiations, but that the Board would have to meet in person to discuss Parent's proposal. According to Mr. Perry, such a meeting could not take place until early during the week of January 9, 2006 and due diligence could not begin until around January 12 or 13, 2006. Dr. Hambrecht and Mr. Perry then discussed what that price might be. Dr. Hambrecht indicated that any further delay in a specific response on price would cause Parent to make its offer directly to the Company's stockholders, but that he would first speak with his advisors and would respond to Mr. Perry shortly.

        At 3:45 p.m. CET on January 3, 2006, Dr. Hambrecht called Mr. Perry and informed him that Parent had decided to publicly announce its offer. Shortly thereafter, Parent sent the following letter to the Company and issued a press release announcing Parent's intention to commence a tender offer:

    January 03, 2006
    Board of Directors of Engelhard Corporation
    101 Wood Avenue
    Iselin, NJ 08830-0770
    U.S.A.
    Attention: Mr. Barry W. Perry, Chairman of the Board

    Dear Sirs:

    We appreciate having had the opportunity to meet with Mr. Perry on December 21, 2005. We also appreciate the conversations Mr. Perry and Dr. Hambrecht have had since their initial meeting, as well as the fact that you have met during the holiday season.

    However, we are disappointed that you and Engelhard's management refuse to meet with us to further discuss our proposal to acquire Engelhard and, in particular, that you refuse to share with us information that may enable us to increase the price we propose to pay for Engelhard's shares. We have clearly indicated to Mr. Perry that we would be prepared to raise our current offer price by as much as $1.00 per share if he agrees to meet with us and the information provided supports such an increase. In the absence of such additional information, we are unable to improve our original offer of $37.00 per share. As we have said, we believe our current proposal presents your stockholders with a compelling opportunity for significant value increase for their Engelhard shares. Given your position, we see no alternative but to take our proposal directly to your stockholders.

    We intend, in the near future, to commence a tender offer to purchase all of the outstanding shares of Engelhard for $37.00 per share in cash. In addition, to support our offer, we plan to nominate candidates for election to Engelhard's Board of Directors.

    The following are the principal terms of our proposal:

      Price and Structure:    BASF Aktiengesellschaft proposes to acquire Engelhard through an all cash transaction at a price of $37.00 per share of Engelhard stock, or an aggregate of approximately $4.9 billion for the fully diluted equity of Engelhard. This price represents a 23% premium above the December 20, 2005 closing price of Engelhard stock of $30.05 (the day before the initial meeting of Mr. Perry and Dr. Hambrecht) and a 30% premium over Engelhard's 90-day average share price on December 20, 2005 of $28.42. This price also represents a premium of 23% to Engelhard's 2005 year end closing price of $30.15, and a significant premium to the four-year high closing price of $32.49 achieved on July 14, 2004.

      Consummation of our offer would be subject to the satisfaction of customary conditions, including the tender of a majority of Engelhard's shares on a fully diluted basis, the absence of a material adverse effect on Engelhard and the necessary actions of Engelhard's board of directors to render Engelhard's poison pill and Article Seventh of its Certificate of Incorporation inapplicable to the transactions we propose. The tender offer would be followed by a second step merger in which the holders of all remaining Engelhard shares would receive the same consideration of $37.00 per share in cash.

      Regulatory:    Our legal advisors and we have reviewed the potential regulatory issues raised by a combination of our various businesses and believe that the transaction will not raise any material issues with the regulatory authorities in the United States, Europe or elsewhere. We are confident that any regulatory approvals that we do need would be obtained quickly.

      Financing:    Our proposal is not subject to any financing condition. We are an AA rated company with sufficient cash and financing flexibility to fully fund the proposed transaction.

      Board Approval:    Our proposal has been approved by both our Management Board and our Supervisory Board.

    Although we are being forced to take our proposal directly to your stockholders, it remains our strong preference to work with you towards a negotiated transaction. As we have said, we are prepared to meet with you and Mr. Perry at any time to discuss our proposal. In particular, as Dr. Hambrecht proposed, we are prepared to meet with Mr. Perry immediately to see whether he can demonstrate value in addition to that discernible from our current information that might enable us to increase the price that we propose to pay for Engelhard by $1.00 per share. We hope that you will decide to enter into a constructive dialogue regarding our proposal. We are confident that, if we work together, we can quickly consummate a transaction that is in the best interests of the stockholders of both our companies.

    We are at your disposal to discuss any aspect of our proposal.

    Sincerely,

    BASF Aktiengesellschaft

    Hambrecht                   Bock

        On January 4, 2006, Dr. Hambrecht called Mr. Perry to indicate that, despite Parent's public announcement the previous day of its intention to acquire the Company, he would like to keep the channels of communication open and that he would be available at Mr. Perry's disposal to discuss a transaction with the Company. Mr. Perry indicated that he appreciated Dr. Hambrecht's call.

  11.   Purpose of the Offer; Plans for the Company After the Offer and the Merger.

        Purpose of the Offer.    The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger with Purchaser. Pursuant to the Merger, the outstanding Shares not owned by Parent or any of its subsidiaries would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

        Statutory Requirements; Approval of the Merger.    Under the Delaware Law and the Company's Certificate of Incorporation, if the Article Seventh Condition has been satisfied, the Merger would require the approval of the Board and the holders of a majority of the outstanding Shares. If Purchaser acquired, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. In addition, under the Delaware Law, if Purchaser acquired, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares and if the Article Seventh Condition has been satisfied, Purchaser would be able to approve the Merger of the Company without a vote of the Board or other stockholders. If Purchaser acquires control of the Company, Purchaser currently intends that, prior to the acquisition of the entire equity interest in the Company, no dividends will be declared on the Shares.

        The exact timing and details of the Merger or any other merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Merger generally on the terms described above, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions the Company may take in response to the Offer, information Purchaser obtains hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose the Merger or any other merger or other similar business combination with the Company or to propose such a transaction on terms other than those described above.

        Short-Form Merger.    Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares and the Article Seventh Condition has been satisfied, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Purchaser intend to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is subsequently consummated between Purchaser and the Company, stockholders who have not tendered their Shares in the Offer will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the corporation surviving the Merger. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the consideration in the Merger.

        In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders, which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

        Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the corporation surviving from the Merger to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the consideration being offered in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Section 262.

        The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

        Going Private Transactions.    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

        Plans for the Company.    Parent has made efforts to negotiate a transaction with the Board. Parent has indicated to the Company that its team is prepared to meet with the Company team to see whether the Company can demonstrate value in addition to that discernible from the publicly available information that might enable Purchaser to increase the price that it proposes to pay for the Company by as much as $1.00 per Share. To date, all of these efforts have been rebuffed. If the Board continues to refuse to negotiate with Parent, Parent currently intends to (a) deliver to the Company a notice indicating its intention to nominate for election at the Annual Meeting, which is required by the Company's Bylaws to be held on May 4, 2006, the Annual Meeting Nominees to serve as Class I directors of the Company and (b) solicit written consents of the Company's stockholders to (i) amend the Company's Bylaws to expand the size of the Board and provide that any newly created vacancies on the Board shall be filled by the stockholders of the Company and (ii) fill the newly created vacancies on the Board with the Consent Nominees. If the consent solicitation is successful and all or any of the Consent Nominees are elected to fill the newly created vacancies, Parent will seek to have the appropriate number of such newly elected directors nominated for re-election to the Board at the Annual Meeting. Under Delaware Law, the Company Certificate of Incorporation and the Company's Bylaws, adoption of any of the Stockholder Consent Resolutions would require the consent of the holders of a majority of the outstanding Shares entitled to vote, and election of the Annual Meeting Nominees at the Annual Meeting would require a plurality of the votes cast by stockholders holding Shares entitled to vote in the election of directors present in person or represented by proxy at the Annual Meeting. If the Board continues to refuse to negotiate with Parent, Purchaser currently intends to file solicitation materials with the Commission to solicit from stockholders approval of the Stockholder Consent Resolutions and proxies in favor of the Annual Meeting Nominees.

        Purchaser believes that its Annual Meeting Nominees and Consent Nominees, subject to fulfillment of the fiduciary duties that they would have as directors of the Company, would consider taking action to remove certain obstacles to the stockholders of the Company determining whether to accept the Offer or otherwise consummate the Offer and the Merger, including taking action to (i) redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), which would satisfy the Rights Condition, (ii) satisfy the Article Seventh Condition and (iii) seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and the Merger. Accordingly, election of the Nominees and adoption of the Stockholder Consent Resolutions could allow the stockholders of the Company to determine whether to accept the Offer and could expedite the prompt consummation of the Offer and the Merger if the current Board continues to refuse to negotiate with Parent.

        Regardless of whether the Stockholder Consent Resolutions are adopted and regardless of whether Purchaser proposes the Merger or any other merger or other similar business combination with the Company, Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Board. Purchaser intends, promptly after the consummation of the Offer, to request that some or all of the members of the Board not previously nominated by Parent or Purchaser resign and that Purchaser's designees be elected to fill the vacancies so created. Should such request be refused, Purchaser intends to take such action as may be necessary and lawful to secure control of the Board.

        If, and to the extent that Parent acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent intends to conduct a detailed review of the Company's business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of the Company's potential in conjunction with Parent's businesses in light of Parent's review or in light of future developments. Such changes could include, among other things, changes in the Company's business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to the Company's Restated Certificate of Incorporation and Bylaws.

        Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

  12.   Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser's rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

        If, on or after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend, including, without limitation, any regular quarterly cash dividend, on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

  13.   Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Parent intends to cause the delisting of the Shares by the NYSE following consummation of the Offer.

        NYSE Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of total stockholders of the Company should fall below 400, (ii) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as of October 31, 2005, there were 119,906,559 Shares outstanding. According to the Company 10-K, as of March 1, 2005, the outstanding Shares were held by 4,571 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq National Market ("Nasdaq") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

        Margin Regulations.    The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

  14.   Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if immediately prior to the expiration of the Offer, the Minimum Condition, the HSR Condition, the EU Merger Regulation Condition, the Rights Condition or the Article Seventh Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions shall exist:

          (a)   there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or seeking to obtain damages in connection with the Offer or the Merger; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by

  Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger;

          (b)   any clearances or approvals of any U.S. or non-U.S. Governmental Authority other than in connection with the HSR Condition or the EU Merger Regulation Condition shall not have been obtained, or any applicable waiting periods for such clearances or approvals shall not have expired;

          (c)   there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer and the Merger, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the EU Merger Regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (d)   any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, operations or results of operations of the Company or any of its affiliates that, in Purchaser's judgment, is or may be materially adverse to the Company or any of its affiliates, or Purchaser becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates;

          (e)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or the Frankfurt, London or Swiss stock exchanges (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline, measured from the date of this Offer to Purchase, in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase, (iii) a material change in United States dollar or Euro currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Federal Republic of Germany, (v) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or the Federal Republic of Germany or (vii) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

          (f)    (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or Purchaser otherwise learns that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

          (g)   the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect as of the date of this Offer to Purchase, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, other than regular quarterly dividends on Shares declared and paid in cash at times and in amounts consistent with past practice, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser's judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger);

          (h)   Purchaser becomes aware (i) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of a merger or other similar business combination involving the Company or (ii) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in its judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or its consummation of a merger or other similar business combination involving the Company);

          (i)    Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

          (j)    the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser's judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

        The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, other than the HSR Condition, the EU Merger Regulation Condition and the condition set forth in clause (b) above, may be waived by Purchaser or Parent in whole or in part at any time and from time to time prior to the expiration of the Offer in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  15.   Certain Legal Matters and Regulatory Approvals.

        General.    Based upon its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval

(subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

        State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. According to a Current Report on Form 8-K filed by the Company on May 4, 1988, on May 2, 1988, within 90 days of February 2, 1988, the Board amended the Company's Bylaws to provide that the Company is not governed by Section 203, and to provide that such amendment may not be further amended by the Board. As a result, Section 203 does not apply to the Company, the Offer or the Merger.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203) purport to apply to the Offer or the Merger, the Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

        Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.

        Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC in the near future. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Sections 1 and 14.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

        The purchase of Shares pursuant to the Offer is also contingent upon confirmation from the European Commission under the EU Merger Regulation that the Offer does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the

European common market. Parent will prepare and file with the European Commission the required notification of the Offer in the near future. The European Commission has twenty-five working days from the date on which the notification is made in which to complete its preliminary investigation into the Offer. If the European Commission considers that it needs to examine the Offer more closely, it may initiate a Phase II investigation. If the European Commission does not make a decision within twenty-five working days, the Offer would automatically be deemed to be compatible with the European common market and would be allowed to proceed. If it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the Offer is compatible with the European common market no later than four months after the initiation of such investigation. If the European Commission does not make a decision within this 90 working day period, the Offer would automatically be deemed to be compatible with the European common market and would be allowed to proceed. Parent believes it is likely that the European Commission will determine that the Offer is compatible with the common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on the Offer.

        Based on publicly available information, Parent has determined that antitrust laws apply and filings must be made in certain other jurisdictions, including, without limitation, Brazil, Canada, China, Mexico, South Africa, South Korea, Switzerland, Turkey and Taiwan and intends to make any necessary filings promptly after the date of this Offer to Purchase.

        Other Laws and Legal Matters.    According to the Company 10-K, the Company conducts operations in a number of countries. In the event that one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries.

        As of Friday, January 6, 2006, three class actions relating to the Offer had been filed in the Court of Chancery in and for the State of Delaware by stockholders of the Company making various allegations, including that the directors of the Company have breached their fiduciary duties by failing to explore and negotiate a possible business combination with Parent, failing to inform themselves as to whether a proposed strategic alternative is in the best interest of the Company's public stockholders, and carrying out a plan to entrench themselves in office at the expense of the Company and its stockholders. The plaintiffs in each of the three class actions seek various relief, including orders certifying those actions as class actions, directing the director defendants to affirmatively fulfill their fiduciary duties and enjoining the director defendants from taking any further action designed to frustrate any potential transaction which would maximize stockholder value, including the Offer. The defendants named in each of the three actions include the Company and each member of the Board. Neither Parent nor Purchaser is named as a party to any of the aforementioned actions.

  16.   Fees and Expenses.

        Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        Lehman Brothers Inc. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Parent has agreed to pay Lehman Brothers Inc. reasonable and customary compensation for its services as financial advisor in connection with the Offer (including the services of Lehman Brothers Inc. as Dealer Manager). Parent has also agreed to reimburse Lehman Brothers Inc. for all reasonable out-of-pocket expenses incurred by Lehman Brothers Inc., including the reasonable fees and expenses of legal counsel, and to indemnify Lehman Brothers Inc. against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

        Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and The Bank of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  17.   Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

IRON ACQUISITION CORPORATION

Dated: January 9, 2006

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PARENT AND PURCHASER

  1.     Members of the Management and Supervisory Boards of Parent.

        The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each member of the Board of Executive Directors and the Supervisory Board of Parent. Unless otherwise indicated, the current business address of each person is Carl Bosch Straße 38, D-67056 Ludwigshafen, Federal Republic of Germany. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Dr. Jürgen Hambrecht	Chairman of the Board of Executive Directors, since 2003; Member of the Board of Executive Directors, since 1997; Member of the Supervisory Board of Bilfinger Berger AG, since 2000 (Carl-Reiß-Platz 1-5, 68165 Mannheim, Germany).
Mr. Eggert Voscherau
Vice Chairman of the Board of Executive Directors, since 2003; Member of the Board of Executive Directors, since 1996; Director of Talanx AG, since 2001 (30659 Hannover, Riethorst 2, Germany) and Haftpflichtverband der Deutschen Industrie VVaG, since 2001 (Hannover, Germany).
Dr. Kurt Bock
Member of the Board of Executive Directors and Chief Financial Officer, since 2003; prior thereto, President of Logistics and Information Services Division of Parent, from 2000-2002; Director of the European Equity Fund, Inc., Central Europe & Russia Fund, Inc., since 2004 (345 Park Avenue, New York, NY 10154).
Dr. Martin Brudermüller
Member of the Board of Executive Directors, since 2006; prior thereto, President of Functional Polymers Division of Parent, from 2003-2005; prior thereto, Senior Vice President Strategic Planning from 2001-2003.
Dr. John Feldmann
Member of the Board of Executive Directors, since 2000; Chairman of the Supervisory Board of Wintershall AG, since 2003; prior thereto, Member of the Supervisory Board of Wintershall AG, from 2001-2003 (34112 Kassel, Germany).
Dr. Andreas Kreimeyer	Member of the Board of Executive Directors, since 2003; prior thereto, President of Functional Polymers Division of Parent, from 2001-2002.

Mr. Klaus Peter Löbbe BASF Corporation 100 Campus Drive Florham Park, NJ 07932 (973) 245-6000
Member of the Board of Executive Directors, since 2002; Chairman and CEO of BASF Corporation, since 2002; Chairman of the Supervisory Board of BASF Coatings AG, since 2003 (Glasuritstraße l, 48165 Münster, Germany); prior thereto, President of Parent's Coatings Division and Chairman of the Board of Executive Directors of BASF Coatings AG, from 1996 to 2001 (Glasuritstraße l, 48165 Münster, Germany).
Dr. Stefan Marcinowski	Member of the Board of Executive Directors, since 1997.
Mr. Peter Oakley U.S. Citizen	Member of the Board of Executive Directors, since 1998.
Dr. Jürgen F. Strube
Chairman of the Supervisory Board, since 2003; Member of the Supervisory Board of BMW AG, since 2000 (Petuelring 130, 80788 München, Germany); Member of the Supervisory Board of Commerzbank AG, since 1998 (Kaiserplatz, 60261 Frankfurt, Germany); Chairman of the Supervisory Board of Fuchs Petrolub AG, since 2003 (Friesenheimer Straße 17, 68169 Mannheim, Germany); Member of the Supervisory Board of Allianz Lebensversicherungs AG, since 1990 (Reinsburgstraße 19, 70178 Stuttgart, Germany); Member of the Supervisory Board of Bertelsmann AG, since 2000 (Carl-Bertelsmann-Straße 256, 33311 Gütersloh, Germany); Member of the Supervisory Board of Hapag-Lloyd AG, since 1998 (Ballindamm 25, 20095 Hamburg, Germany); Member of the Supervisory Board of Linde AG, since 2000 (Abraham-Lincoln-Straße 21, 65189 Wiesbaden, Germany); prior thereto, Member of the Supervisory Board of Hochtief AG, from 1996-2003 (Opernplatz 2, 45128 Essen, Germany); President of UNICE, from 2003-2005 (Avenue de Cortenbergh 168, 1000 Brussels, Belgium).
Mr. Robert Oswald	Deputy Chairman of the Supervisory Board, since 2003; Member of the Supervisory Board, since 2000; Chairman of the Works Council of Parent, since 2000.
Mr. Ralf-Gerd Bastian	Member of the Supervisory Board, since 2003; Member of the Works Council of Parent, since 1990.
Mr. Wolfgang Daniel	Member of the Supervisory Board, since 1996; Deputy Chairman of the Works Council of Parent, since 1996; Member of the Works Council of Parent, since 1992.

Prof. Dr. rer. nat. François N. Diederich Organic Chemistry Laboratory Zürich Technical University Hönggerberg HCI CH-8093 Zürich Switzerland +41-44-632 2992 Citizen of Luxemburg
Member of the Supervisory Board, since 1998; Professor of Chemistry, Zürich Technical University, since 1992; Consultant, Hoffmann-La Roche AG, since 1993 (Grenzacherstrasse 124, CH-4070 Basel, Switzerland); Consultant, Chugai Pharmaceuticals Co. Ltd., since 2003 (Kamakura Research Center, 200 Kaijwara, Kamakura-shi, Kanagawa, 247-8530 Japan).
Mr. Michael Diekmann Allianz AG Königinstraße 28 80802 München Germany +49-89-38-00-36-77	Member of the Supervisory Board, since 2003; Chairman of the Board of Executive Directors of Allianz AG, since 2003; Member of the Executive Directors of Allianz AG, since 1998.
Dr. jur. Tessen von Heydebreck Deutsche Bank AG Taunusanlage 12 60325 Frankfurt am Main Germany +49-69-91033091	Member of the Supervisory Board, since 1998; Member of the Board of Executive Directors of Deutsche Bank AG, since 1994.
Mr. Arthur L. Kelly Suite 2222 20 South Clark Street Chicago, IL 60603 (312) 580-7830 U.S. Citizen	Member of the Supervisory Board, since 2000; Managing Partner of KEL Enterprises L.P., since 1983.
Mr. Rolf Kleffmann Wintershall AG Erdölwerke Rechterner Straße 2 49406 Barnstorf Germany +49-54-42-2-02-86	Member of the Supervisory Board, since 1998; Chairman of the Works Council of Wintershall AG Barnstorf oil plant.

Mr. Max Dietrich Kley
Attorney at Law; Member of the Supervisory Board, since 2003; prior thereto, Member of the Board of Executive Directors of Parent; Chairman of the Supervisory Board of Infineon AG, since 2002 (St.-Martin-Straße 53, 81669 München, Germany); Chairman of the Supervisory Board of SGL Carbon AG, since 2004 (Rheingaustraße 182, 65203 Wiesbaden Germany); Chairman of the Supervisory Board of BASF Coatings AG, until 2003 (Glasuritstraße 1, 48165 Münster, Germany); Chairman of the Supervisory Board of Wintershall AG, until 2003 (Friedrich-Ebert-Straße 160, 34119 Kassel, Germany); Member of the Supervisory Board of HeidelbergCement AG, since 2004 (Berliner Straße 6-10, 69120, Heidelberg, Germany); Member of the Supervisory Board of Schott AG, since 2004 (Hattenbergstraße 10, 55122 Mainz, Germany); Member of the Supervisory Board of Unicredito Italiano, since 2005 (Piazza Cordusio, 20123 Milano, Italy); Member of the Supervisory Board of Hypovereinsbank AG, until 2005 (Kardinal-Faulhaber-Straße 1, 80333 München, Germany); Member of the Supervisory Board of Gerling Konzern Speziale Kreditversicherungs AG, until 2003 (Gereonshof 21, 50670 Köln, Germany); Member of the Supervisory Board of RWE Plus AG, until 2003 (Wielandstraße 82, 44791 Bochum, Germany); Member of the Supervisory Board of Siberian-Urals Oil and Gas Chemical Company (SIBUR), until 2002 (UI. Krzhizhanovskogo, 16 Korp.1, 117218 Moscow, Russia); Member of the Supervisory Board of Basell N.V., until 2003 (Hoeksteen 66, 2130 AP Hoofddorp, Netherlands); Member of the Supervisory Board of Cazenove Group Limited, until 2004 (20 Moorgate, London, EC2R 6DA, United Kingdom); Member of the Administrative Council of Landesbank Rheinland-Pfalz, until 2004 (Große Bleiche 54-56, 55116 Mainz, Germany).
Prof. Dr. Renate Köcher Institut für Demoskopie Radolfzellerstraße 8 78472 Allensbach Germany +49-75-33-80-51-10
Member of the Supervisory Board, since 2003; Managing Director of Institut für Demoskopie Allensbach, Gesellschaft zum Studium öffentlichen Meinung mbH, since 2002; prior thereto, Member of the directorate of the Institut.
Ms. Eva Kraut Jaeger Straße 1 67059 Ludwigshafen Germany +49-621-60-45760	Member of the Supervisory Board, since 2002; Chairwoman of the Works Council of BASF IT Services GmbH, since 2002; prior thereto, Member of the Works Council of BASF IT Services GmbH.

Mr. Ulrich Küppers Industriegewerkschaft Bergbau, Chemie, Energie, Landesbezirksleitung, Rheinland-Pfalz, Saarland Kaiserstraße 26-30, 55116 Mainz Germany +49-61-31-2-87-28-0
Member of the Supervisory Board, since 1994; Regional Manager of Rhineland-Palatinate/Saarland branch of the Mining, Chemical Energy Industries Union (IGBCE), since 2003; prior thereto, Manager of the Ludwigshafen Branch of the Mining, Chemical, and Energy Industries Union.
Mr. Konrad Manteuffel	Member of the Supervisory Board, since 1999; Member of the Works Council of Parent.
Dr. Karlheinz Messmer	Member of the Supervisory Board, since 1993; Plant Manager for Parent, since 1976.
Mr. Hans Dieter Pötsch Volkswagen AG Berliner Ring 2 38440 Wolfsburg Germany +49-53-61-97-49-61 Citizen of Austria
Member of the Supervisory Board, since 2004; Member of the Board of Executive Directors of Volkswagen AG, since 2003; Member of the Supervisory Board of Bizerba GmbH, since 1996 (Wilhelm-Kraut-Straße 65, 72336 Balingen, Germany); Member of the Supervisory Board of Allianz AG, since 2003 (Königinstraße 28, 80802 München, Germany); prior thereto, CEO of Dürr AG, from 1995-2002 (Otto-Dürr-Straße 8, 70435 Stuttgart, Germany); Member of the Supervisory Board of Schuler AG, until 2003 (Bahnhofstraße 41, 73033 Göppingen, Germany); Member of the Supervisory Board of Carl Schenk AG, until 2003 (Landwehrstraße 55, 64293 Darmstadt, Germany); Member of the Supervisory Board of Gühring oHG, until 2002 (Herderstraße 50-54, 72458 Albstadt-Ebingen, Germany).
Prof. Dr.-Ing. Hermann Scholl Robert-Bosch-Platz 1 70839 Gerlingen Germany +49-711-811-6141
Member of the Supervisory Board, since 1998; Chairman of the Supervisory Council of Robert Bosch GmbH, since 2003; Managing Partner of Robert Bosch Industrietreuhand KG, since 2001; prior thereto, Chairman of the Board of Management of Robert Bosch GmbH, until 2003; Member of the Supervisory Board of Allianz AG, until 2005 (Königinstraße 28, 80802 München, Germany); Member of the Supervisory Board of Deutsche Bank AG, until 2001 (Taunusanlage 12, 60325 Frankfurt, Germany).
Mr. Ralf Sikorski Industriegwerkschaft Bergbau, Chemie, Energie, Ludwigshafen Branch Rathausplatz 10+12 67059 Ludwigshafen Germany +49-6-21-5-20-47-17	Member of the Supervisory Board, since 2003; Manager of the Ludwigshafen branch of the Mining, Chemical and Energy Industries Union, since 2000.

Mr. Robert Studer UBS AG Bahnhofstrasse 45 CH-8098 Zürich +41-44-234-51-65 Citizen of Switzerland
Member of the Supervisory Board, since 1993; Member of the Administrative Council of Total Fina Elf, until 2004 (2, place de la Coupole, F-92078 Paris la Defense, France); Member of the Administrative Counsel of Renault SA (13-15 quai Alphonse Le Gallo, F-92513 Boulogne Brillancourt Cedex, France); Member of the Administrative Counsel of Espirito Santo Financial Group (33 Queen Street, London EC4R, United Kingdom); Member of the Administrative Counsel of Schindler Holding Ltd. (CH-6052 Hergiswil, Switzerland).
Mr. Michael Vassiliadis Industriegewerkschaft Bergbau, Chemie, Energie Königsworther Platz 6 30167 Hannover Germany +49-5-11-7-63-14-44
Member of the Supervisory Board, since 2004; Member of the Central Board of Executive Directors of the Mining, Chemical and Energy Industries Union; Member of the Supervisory Board of Henkel KGaA (Henkelstraße 1, 40589 Düsseldorf, Germany); Member of the Supervisory Board of STEAG AG (Rüttenscheider Straße 1-3, 45128 Essen, Germany); Deputy Chairman of the Supervisory Board of K+S AG, since 2003; Member of the Supervisory Board of K+S Kali GmbH, since 2003 (Bertha-von-Suttner-Straße 7, 34131 Kassel, Germany).

  2.     Directors and Executive Officers of Purchaser.

        The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 100 Campus Drive, Florham Park, NJ 07932. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to employment with Purchaser.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Hans-Ulrich Engel Citizen of the Federal Republic of Germany	President of Iron Acquisition Corporation, since 2005; Executive Vice President and CFO of BASF Corporation, since 2000.
Philip Kaplan	Secretary and Treasurer of Iron Acquisition Corporation, since 2005; Senior Vice President and Treasurer of BASF Corporation, since 2001; prior thereto, Vice President Tax of BASF Corporation.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:
 THE BANK OF NEW YORK

By Mail:	By Hand:	By Overnight Courier:
The Bank of New York PO Box 859208 Braintree, Massachusetts 02185-9208	The Bank of New York Tender & Exchange Department 101 Barclay Street, 1E Receive & Deliver Window New York, New York 10286	The Bank of New York 161 Bay State Drive Braintree, Massachusetts 02184
By Facsimile Transmission: (For Eligible Institutions Only) (781) 380-3388
To Confirm Facsimile Transmissions: (781) 843-1833 x200 (For Confirmation Only)

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue
20th Floor
New York, NY 10022

Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll Free: (877) 750-5837 (from the U.S. and Canada)
or 00-800-7710-9971 (from Europe)

The Dealer Manager for the Offer is:

(888) 610-5877

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
  1. Terms of the Offer; Expiration Date.
  2. Acceptance for Payment and Payment for Shares.
  3. Procedures for Accepting the Offer and Tendering Shares.
  4. Withdrawal Rights.
  5. Material U.S. Federal Income Tax Consequences.
  6. Price Range of Shares; Dividends.
  7. Certain Information Concerning the Company.
  8. Certain Information Concerning Purchaser and Parent.
  9. Financing of the Offer and the Merger.
  10. Background of the Offer; Contacts with the Company.
11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.
  12. Dividends and Distributions.
13. Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration.
  14. Certain Conditions of the Offer.
  15. Certain Legal Matters and Regulatory Approvals.
  16. Fees and Expenses.
  17. Miscellaneous.
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
  1. Members of the Management and Supervisory Boards of Parent.
  2. Directors and Executive Officers of Purchaser.